Exhibit 99.1

New York Mortgage Trust Declares First Quarter 2008 Common Stock Dividend
Announces Date of Annual Meeting of Stockholders

NEW YORK, NY - April 21, 2008 - New York Mortgage Trust, Inc. (the "Company" or "NYMT") (OTC Bulletin Board: NMTR), a self-advised real estate investment trust (REIT) announced today that its Board of Directors declared a cash dividend of $0.06 per share on shares of its common stock for the quarter ended March 31, 2008. The dividend is payable on May 15, 2008, to common stockholders of record as of April 30, 2008.

New York Mortgage Trust, Inc. also announced today that its Board of Directors has set Thursday, June 12, 2008 as the date of the annual meeting of stockholders and April 23, 2008 as the record date for determining the stockholders entitled to notice and vote at the annual meeting of stockholders. The Company will provide further details on the location of the meeting in its 2008 proxy statement to be filed with the Securities and Exchange Commission no later than April 29, 2008.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3766
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or a unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.